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EXHIBIT 23.1

[LETTERHEAD]

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

        We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our reports, or information contained therein, dated January 31, 2003, February 17, 2004, and March 4, 2005, prepared for Whittier Energy Corporation in the Whittier Energy Corporation Annual Report on Form 10-KSB/A for the year ended December 31, 2004.

H.J. GRUY AND ASSOCIATES, INC.
by:	/s/ SYLVIA CASTILLEJA
Sylvia Castilleja, P.E. Senior Vice President

December 7, 2005
Houston, Texas

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CONSENT OF H.J. GRUY AND ASSOCIATES, INC.